Exhibit 99.2

Deferred Prosecution Agreement

1. Bristol-Myers Squibb Company (“BMS” or the “Company”) by its undersigned attorneys, pursuant to authority granted by its Board of Directors, and the United States Attorney’s Office for the District of New Jersey (the “Office”), enter into this Deferred Prosecution Agreement (the “Agreement”). Except as specifically provided below, the Agreement shall be in effect for a period of two years from the date it is fully executed.

2. The Office has informed BMS that it will file, on or shortly after the date this Agreement is fully executed, a criminal complaint in the United States District Court for the District of New Jersey charging BMS with conspiracy to commit securities fraud, contrary to Title 15, United States Code, Sections 78j(b) & 78ff and Title 17, Code of Federal Regulations, Section 240.10b-5, in violation of Title 18, United States Code, Section 371, during the period of 2000 through 2001.

3. BMS and the Office agree that, upon filing of the criminal complaint in accordance with the preceding paragraph, this Agreement shall be publicly filed in the United States District Court for the District of New Jersey, and BMS agrees to post the Agreement prominently on its website.

4. In light of BMS’s remedial actions to date and its willingness to (a) undertake additional remediation; (b) acknowledge responsibility for its behavior; (c) continue its cooperation with the Office and other governmental regulatory agencies; (d) demonstrate its future good conduct and full compliance with the securities laws and Generally Accepted Accounting Principles; and (e) consent to payment of additional restitution as set forth in paragraph 21, the Office shall recommend to the Court that prosecution of BMS on the criminal complaint filed pursuant to paragraph 2 be deferred for a period of twenty-four (24) months from the filing date of the criminal complaint. If the Court declines to defer prosecution for any reason, this Agreement shall be null and void, and the parties will revert to their pre-Agreement positions.

5. BMS has undertaken extensive reforms and remedial actions in response to the conduct at BMS that is and has been the subject of the investigation by the Office. These reforms and remedial actions have included:

(a) Retaining the Honorable Frederick B. Lacey as Independent Advisor, to conduct a comprehensive review of the implementation and effectiveness of the internal controls, financial reporting, disclosure, planning, budget and projection processes and related compliance functions of the Company, as well as to serve additional supervisory and monitoring functions described herein;

(b) Entering a Consent filed in the United States District Court for the District of New Jersey in United States Securities Exchange Commission v. Bristol-Myers Squibb Company, Civ. Action No. 04-3680 (FSH) (the “D.N.J. Action”) providing for, among other things, the payment of a $100 million Civil Penalty and an additional $50 million Shareholder Fund payment, both of which amounts are to be distributed pursuant to the Fair Fund provisions of Section 308(a) of the Sarbanes-Oxley Act of 2002, as well as incorporating an array of remedial measures to be undertaken by BMS together with extensive supervisory and monitoring responsibilities to be carried out by the Independent Advisor during a review period extending through the filing of the Company’s Form 10-K for the year ended 2005;

(c) Making a payment of an additional $300 million to compensate present and former BMS shareholders in connection with lawsuits filed and consolidated in In re Bristol-Myers Squibb Securities Litigation, Master File No. 02-CV-2251 (LAP) (S.D.N.Y.) (the “Consolidated Shareholder Litigation”);

(d) Making significant personnel changes after April 2002 and after the Office commenced its investigation including:

(i) replacing the former Chief Financial Officer (CFO);

(ii) replacing the former President of the Worldwide Medicines Group;

(iii) replacing the former Controller;

(iv) establishing the position of Assistant Controller for Financial Compliance and Control;

(v) establishing the position of Chief Compliance Officer;

(vi) establishing a position for an experienced securities regulation and disclosure lawyer who has a significant role in all BMS disclosure responsibilities;

(e) Changing its budget process, to assure that appropriate consideration is given to input and analysis from the bottom to top, and not exclusively from top to bottom, and adequately documenting that process;

(f) Forming a business risk and disclosure group that includes senior management, the Independent Advisor and counsel to the Independent Advisor;

(g) Identifying and implementing actions to improve the effectiveness of its disclosure controls and procedures and internal controls, including enhancing its resources and training with respect to financial reporting and disclosure responsibilities, and reviewing such actions with its Audit Committee and independent auditors;

(h) Implementing a formal review and certification process of its annual and quarterly reports filed with the Securities and Exchange Commission (SEC); and

(i) Providing an effective mechanism in the form of a confidential hotline and e-mail address, of which BMS employees are informed and can use to notify BMS of any concerns about wholesaler inventory levels or the integrity of the financial disclosures, books and records of BMS.

6. BMS shall maintain and continue to implement any remedial measures already undertaken or mandated as part of agreements BMS has reached in the following matters: In re Bristol-Myers Squibb Derivative Litigation, Master File No. 02-CV-8571 (LAP) (S.D.N.Y.) (the “Shareholder Derivative Action”); the “D.N.J. Action”; and the “Consolidated Shareholder Litigation.”

7. In addition to the extensive remedial actions that it has taken to date, BMS agrees to undertake additional remedial actions and corporate reforms as set forth herein.

8. BMS shall establish the position of non-executive Chairman of the BMS Board of Directors (the “Non-Executive Chairman”), to advance and underscore the Company’s commitment to exemplary corporate citizenship, to best practices of effective corporate governance and the highest principles of integrity and professionalism, and to fostering a culture of openness, accountability and compliance throughout the Company. BMS shall retain the position of Non-Executive Chairman at least throughout the term of this Agreement.

9. BMS agrees to appoint an additional non-executive Director acceptable to the Office to the BMS Board of Directors within sixty (60) days of the execution of this Agreement.

10. The Company’s CFO, General Counsel, and Chief Compliance Officer regularly shall brief and provide information to the Non-Executive Chairman, in a manner to be determined by the Non-Executive Chairman. In addition, the Non-Executive Chairman shall have the authority to meet with, and require reports on any subject from, any officer or employee of the Company.

11. BMS agrees that until at least the date of the filing of the Company’s Form 10-K for the year ended 2006, it will retain an outside, independent individual or entity (the “Monitor”), selected by BMS and approved by the Office. BMS may employ as the Monitor the Honorable Frederick B. Lacey. It shall be a condition of the Monitor’s retention that the Monitor is independent of BMS and that no attorney-client relationship shall be formed between the Monitor and BMS.

12. The Monitor shall:

(a) Monitor BMS’s compliance with this Agreement, and have authority to require BMS to take any steps he believes are necessary to comply with the terms of this Agreement;

(b) Continue the review, reforms and other functions undertaken as the Independent Advisor;

(c) Report to the Office, on at least a quarterly basis and between thirty and forty-five calendar days after the filing of the Company’s Form 10-K for the year ended 2006, as to BMS’s compliance with this Agreement and the implementation and effectiveness of the internal controls, financial reporting, disclosure processes and related compliance functions of the Company. The first report to the Office shall be due within forty-five (45) days after the close of the second quarter 2005, and subsequent quarterly reports (other than the final report) shall be due by the close of the quarter. The reporting function of the Monitor shall extend until forty-five (45) days subsequent to the filing of the Company’s Form 10-K for the year ended 2006 in order to facilitate the submission of the Monitor’s final report to the Office;

(d) Cooperate with the SEC and provide information about BMS as requested by that agency;

(e) Monitor BMS’s compliance with applicable federal securities laws, and in his quarterly reports make recommendations necessary to ensure that the Company complies with applicable federal securities laws;

(f) Monitor BMS’s compliance with agreements BMS has reached in the Shareholder Derivative Action, the D.N.J. Action, and the Consolidated Shareholder Litigation; and

(g) Monitor the information received by the confidential hotline and e-mail address described in paragraph 5(i).

13. BMS agrees that the Chief Executive Officer (CEO), Non-Executive Chairman, and General Counsel will meet quarterly with the Office and the Monitor, in conjunction with the Monitor’s quarterly reports.

14. BMS shall adopt all recommendations contained in each report submitted by the Monitor to the Office unless BMS objects to the recommendation and the Office agrees that adoption of the recommendation should not be required. The Monitor’s reports to the Office shall not be received or reviewed by BMS prior to submission to the Office; such reports will be preliminary until senior management of BMS is given the opportunity, within ten (10) days after the submission of the report to the Office, to comment to the Monitor and the Office in writing upon such reports, and the Monitor has reviewed and provided to the Office responses to such comments, upon which such reports shall be considered final.

15. BMS agrees that the Monitor may also disclose his reports, as directed by the Office, to any other federal, state or foreign law enforcement or regulatory agency in furtherance of an investigation of any other matters discovered by, or brought to the attention of, the Office in connection with the Office’s investigation of BMS or the implementation of this Agreement.

16. BMS agrees that if the Monitor resigns or is unable to serve the balance of his term, a successor shall be selected by BMS and approved by the Office within forty-five (45) days. BMS agrees that all provisions in this Agreement that apply to the Monitor shall apply to any successor Monitor.

17. The Non-Executive Chairman and the Compensation Committee of the Board of Directors shall set goals and objectives relevant to compensation of the CEO, evaluate the CEO’s performance in light of those goals and objectives, and recommend to the Board of Directors compensation based on this evaluation.

18. BMS agrees that it will establish and maintain a training and education program, which shall be reviewed and approved by the Board of Directors, designed to advance and underscore the Company’s commitment to exemplary corporate citizenship, to best practices of effective corporate governance and the highest principles of integrity and professionalism, and to fostering a culture of openness, accountability and compliance throughout the Company. Completion of such training shall be mandatory for (a) all BMS officers, executives and employees who are involved in accounting and financial reporting functions, or the oversight thereof, whether at the corporate or the division level, including but not limited to each officer or employee responsible for closing the books within his or her area of responsibility at the end of a quarterly or annual reporting period; (b) all employees of the BMS legal division with responsibility for finance, business risk or disclosure issues; and (c) other senior officers and executives at BMS, at both the corporate and operating levels, as proposed by BMS and approved by the Office (collectively the “Mandatory Participants”). Such training and education program will cover, at a minimum, the following subjects: (a) the obligations imposed by the federal securities laws, including disclosure obligations; (b) proper internal accounting controls and procedures; (c) discovering and recognizing accounting practices that do not conform to Generally Accepted Accounting Principles or that are otherwise improper; and (d) the obligations assumed by, and responses expected of, the Mandatory Participants upon learning of improper, illegal or potentially illegal acts relating to BMS’s accounting and financial reporting. The Board of Directors shall communicate to the Mandatory Participants, in writing or by video, its review and endorsement of the training and education program.

19. BMS shall commence providing the training mandated by paragraph 18 within ninety (90) days after the date of the execution of this Agreement and shall, at that time, submit to the Office a written description of the content and planned implementation of the training and education program. BMS shall thereafter provide such training and education on an annual basis for all those who become Mandatory Participants during the preceding twelve months.

20. BMS shall endow a chair at Seton Hall University School of Law dedicated to the teaching of business ethics and corporate governance, which position shall include conducting one or more seminars per year on business ethics and corporate governance at Seton Hall University School of Law that members of BMS’s executive and management staff, along with representatives of the executive and management staffs of other companies in the New Jersey area, may attend.

21. BMS shall make an additional payment of $300 million into the shareholder compensation fund established pursuant to the consent judgment in the D.N.J. Action. This payment shall be administered according to the terms of such fund. Together with this payment, BMS will have paid a total of $839 million in compensation to its shareholders and former shareholders. This sum includes payments already made by BMS of $300 million in the Consolidated Shareholder Litigation, $150 million in the D.N.J. Action, and $89 million in actions by shareholders who requested to be excluded from the settlement in the Consolidated Shareholder Litigation, as well as the additional $300 million that BMS shall pay pursuant to this Agreement. BMS may make the additional payment of $300 million in a single payment at or before the close of the third quarter of 2005, or in four approximately equal quarterly installments, with the first installment due at the close of the third quarter of 2005. None of the proceeds of the payment required by this Agreement shall be payable as attorney’s fees. Any costs of administering the distribution of the additional payment called for by this agreement shall be borne by BMS. To the extent that any money paid into the D.N.J. shareholder compensation fund pursuant to this Agreement is not claimed by shareholders or former shareholders within three years, the remaining amount shall be paid to the United States Treasury.

22. Within thirty (30) days of the execution of this Agreement, BMS agrees to call a meeting, on a date mutually agreed upon by BMS and the Office, of its senior executives and any senior financial personnel, and any other BMS employees who the Company desires to attend, such meeting to be attended by the United States Attorney and other representatives of the Office for the purpose of communicating the goals and expected effect of this Agreement.

23. For a period of one year from the execution of this Agreement, the Non-Executive Chairman, CEO, and General Counsel shall contemporaneously monitor either in person or telephonically BMS’s quarterly conference calls for analysts (“analyst calls”), and the Non-Executive Chairman shall attend and participate in any preparatory meetings held among the CEO, the CFO, the General Counsel and other members of BMS senior management in anticipation of the analyst calls. The General Counsel shall ensure that representatives of the BMS legal division are informed and consulted regarding, at a minimum, issues relating to disclosure or securities law that may arise in the course of preparing for the analyst calls.

24. The CEO and CFO shall prepare and submit to the Non-Executive Chairman, Chief Compliance Officer and the Monitor described in paragraph 11 written reports on the following subjects:

(a) all non-standard transactions with major U.S. wholesalers, such written report to be submitted within fifteen (15) days of such transaction;

(b) an overview and analysis of BMS’s annual budget process for its major business units, including description of significant instances of any top-down changes to business unit submissions, such written report to be submitted together with the proposed budget submitted for approval to the Board of Directors;

(c) sales and earnings forecasts or projections at the corporate or major business unit level which indicate a quarterly target will not be met, together with a description of steps subsequently taken, if any, to achieve the budget target, such written report to be submitted quarterly and at least ten (10) business days prior to the Company’s scheduled quarterly analyst call;

(d) description of significant instances in which the preliminary quarterly closing of the books of any major business unit indicated that the business unit would not meet its budget target for any sales or earnings measure.

25. BMS agrees that it shall include in its quarterly and annual public filings with the SEC and its annual report to shareholders financial disclosures concerning the following: (a)(i) for the Company’s U.S. Pharmaceuticals business, estimated wholesaler/direct-customer inventory levels of the top fifteen (15) products sold by such business and (ii) for major non-U.S. countries, estimated aggregate wholesaler/direct-customer inventory levels of the top fifteen (15) pharmaceutical products sold in such countries taken as a whole measured by aggregate annual sales in such countries; (b) arrangements with and policies concerning wholesalers/direct customers and other distributors of such products, including but not limited to efforts by BMS to control and monitor wholesaler/distributor inventory levels; (c) data concerning prescriptions or other measures of end-user demand for such top fifteen (15) BMS pharmaceutical products sold within the U.S. and in major non-U.S. countries; (d) acquisition, divestiture, and restructuring reserve policies and activity; and (e) rebate accrual policies and activity. The CEO shall, at the annual BMS shareholder meeting, report to the shareholders on these topics.

26. BMS agrees that it will continue to review and improve, where necessary, the content of its public financial and non-financial public disclosures, including periodic SEC filings, annual and other shareholder reports, press releases, and disclosures during analyst conference calls, as well as during meetings with investors and credit ratings agencies. BMS agrees that it will at all times strive for openness and transparency in its public reporting and disclosures.

27. BMS shall encourage the free flow of information between its employees and its external auditor, and encourage its CFO and senior finance personnel to seek advice from the external auditor. The CEO, CFO, General Counsel, and Chief Compliance Officer shall meet quarterly with the Company’s external auditors, such meeting to occur following the closing of the Company’s books for the quarter and prior to the Company’s scheduled quarterly analyst call.

At the quarterly meeting, the BMS attendees shall discuss business and financial reporting developments, issues and trends with the external auditor, as well as provide information to the external auditor concerning the subjects described in paragraph 24 above, and shall respond to inquiries from the external auditor.

28. BMS accepts and acknowledges responsibility for the facts set forth in the Statement of Facts attached as Appendix A (the “Statement of Facts”) and incorporated by reference herein by entering into this Agreement and by, among other things, (a) the extensive remedial actions that it has taken to date, (b) its continuing commitment to full cooperation with the Office and other governmental agencies, and (c) and the other undertakings it has made as set forth in this Agreement.

29. BMS agrees that in the event that future criminal proceedings are brought by the Office in accordance with paragraphs 4 and 36 through 39 of this Agreement, BMS will not contest the admissibility of the Statement of Facts in any such proceedings. Nothing in this Agreement shall be construed as an acknowledgment by BMS that the Agreement, including the Statement of Facts, is admissible or may be used in any proceeding other than in a proceeding brought by the Office.

30. BMS expressly agrees that it shall not, through its present or future attorneys, Board of Directors, agents, officers or employees, make any public statement contradicting any statement of fact contained in the Statement of Facts. Any such contradictory public statement by BMS, its present or future attorneys, Board of Directors, agents, officers or employees, shall constitute a breach of this Agreement as governed by paragraphs 36 and 37 of this Agreement, and BMS would thereafter be subject to prosecution pursuant to the terms of this Agreement. The decision of whether any public statement by any such person contradicting a fact contained in the Statement of Facts will be imputed to BMS for the purpose of determining whether BMS has committed a knowing and material breach of this Agreement shall be at the sole discretion of the Office. Should the Office notify BMS of a public statement by any such person that in whole or in part contradicts a statement of fact contained in the Statement of Facts, BMS may avoid breach of this Agreement by publicly repudiating such statement within forty-eight (48) hours after such notification. This paragraph is not intended to apply to any statement by any former BMS employee, officer or director, or any BMS employee, officer or director testifying in any proceeding in an individual capacity and not on behalf of BMS.

31. BMS agrees that its continuing cooperation during the term of this Agreement shall include, but shall not be not limited to, the following:

(a) Not engaging in or attempting to engage in any criminal conduct as defined in paragraph 34.

(b) Completely, truthfully and promptly disclosing all information concerning all matters about which the Office and other government agencies designated by the Office may inquire, and continuing to provide the Office, upon request, all documents and other materials relating to matters about which the Office inquires, and analysis or other work product as may be requested by the Office, as promptly as is practicable. Cooperation under this paragraph shall include identification of documents that may be relevant to the matters under investigation.

(c) Consenting to any order sought by the Office permitting disclosure of any materials that constitute “matters occurring before the grand jury” within the meaning of Rule 6(e) of the Federal Rules of Criminal Procedure.

(d) Not asserting, in relation to any request of the Office, any claims of attorney-client privilege or attorney work-product doctrine as to any documents, records, information or testimony requested by the Office related to: (i) factual internal investigations undertaken by the Company or its counsel relating to the matters under investigation by the Office; (ii) legal advice given contemporaneously with, and related to, such matters. Such materials are referred to hereinafter as the “Confidential Materials.” By producing the Confidential Materials pursuant to this Agreement, BMS does not intend to waive the protection of the attorney-client privilege or the attorney work-product doctrine, or any other applicable privilege, as to third parties. The Office will maintain the confidentiality of the Confidential Materials pursuant to this Agreement and will not disclose them to any third party, except to the extent that the Office determines, in its sole discretion, that disclosure is otherwise required by law or would be in furtherance of the discharge of the duties and responsibilities of the Office.

(e) Making available BMS officers, directors, and employees and using its best efforts to make available former BMS officers, directors, and employees to provide information and/or testimony at all reasonable times as requested by the Office, including sworn testimony before a federal grand jury or in federal trials, as well as interviews with federal law enforcement authorities. Cooperation under this paragraph shall include identification of witnesses who, to BMS’s knowledge, may have material information regarding the matters under investigation.

(f) Providing testimony, certifications, and other information deemed necessary by the Office or a court to identify or establish the original location, authenticity, or other evidentiary foundation necessary to admit into evidence documents in any criminal or other proceeding as requested by the Office.

32. BMS has provided extensive cooperation to the Office in connection with its investigation. BMS acknowledges and understands that its prior, ongoing and future cooperation are important factors in the decision of the Office to enter into this Agreement, and BMS agrees to continue to cooperate fully with the Office, and with any other governmental agency designated by the Office, regarding any issue about which BMS has knowledge or information.

33. BMS authorizes the Office and the SEC to share information from and about BMS with each other and hereby waives any confidentiality accorded to that information by law, agreement or otherwise that would, absent authorization by BMS, prohibit or limit such sharing. No other waivers of confidentiality shall be required in that regard.

34. BMS will inform the Office of any credible evidence of criminal conduct at BMS occurring after the date of the Agreement, including making available internal audit reports, letters threatening litigation, “whistleblower” complaints, civil complaints, and documents produced in civil litigation so evidencing such criminal conduct. For purposes of this Agreement, “criminal conduct” is defined as (a) any crime related to BMS’s business activities committed by one or more BMS executive officers or directors; (b) securities fraud, accounting fraud, financial fraud or other business fraud materially affecting the books, records or publicly-filed reports of BMS; and (c) obstruction of justice.

35. The Office may continue to investigate current and former BMS employees. Nothing in this Agreement restricts in any way the ability of the Office to investigate and prosecute any BMS employee or former BMS employee.

36. Should the Office determine during the term of this Agreement that BMS has committed any criminal conduct as defined in paragraph 34 commenced subsequent to the date of this Agreement, or otherwise in any other respect knowingly and materially breached this Agreement, BMS shall, in the discretion of the Office, thereafter be subject to prosecution for any federal crimes of which the Office has knowledge, including crimes relating to the matters set forth in the Statement of Facts. Except in the event of a breach of this Agreement, it is the intention of the parties to this Agreement that all investigations of BMS relating to the matters set forth in the Statement of Facts that have been, or could have been, conducted by the Office prior to the date of this Agreement shall not be pursued further as to BMS.

37. Should the Office determine that BMS has knowingly and materially breached any provision of this Agreement, the Office shall provide written notice to BMS of the alleged breach and provide BMS with a two-week period in which to make a presentation to the Office to demonstrate that no breach occurred, or, to the extent applicable, that the breach was not material or knowingly committed or has been cured. The parties understand and agree that should BMS fail to make a presentation to the Office within a two-week period after receiving written notice of an alleged breach, it shall be conclusively presumed that BMS is in breach of this Agreement. The parties further understand and agree that the determination whether BMS has breached this Agreement rests solely in the discretion of the Office, and the exercise of discretion by the Office under this paragraph is not subject to review in any court or tribunal outside the Department of Justice. In the event of a breach of this Agreement that results in a prosecution of BMS, such prosecution may be premised upon any information provided by or on behalf of BMS to the Office at any time, unless otherwise agreed when the information was provided.

38. BMS shall expressly waive all rights to a speedy trial pursuant to the Sixth Amendment of the United States Constitution, Title 18, United States Code, Section 3161, Federal Rule of Criminal Procedure 48(b), and any applicable Local Rules of the United States District Court for the District of New Jersey, for the period that this Agreement is in effect.

39. In case of a knowing material breach of this Agreement, any prosecution of BMS relating to the facts set forth in Appendix A that are not time-barred by the applicable statute of limitations as of the execution of this Agreement may be commenced against BMS notwithstanding the expiration of any applicable statute of limitations during the deferred prosecution period. BMS agrees to waive the statute of limitations with respect to any crime that would otherwise expire during the two-year term of this Agreement, and this waiver is knowing and voluntary and in express reliance on the advice of counsel.

40. This agreement expires twenty-four (24) months after the date of its execution, except that, in the event that the Office is conducting an ongoing investigation, prosecution or proceeding related to the facts set forth in the Statement of Facts, the provisions of paragraph 31(b)-(f) regarding the Company’s cooperation shall remain in effect until such investigation, prosecution or proceeding is concluded.

41. The Office agrees that if BMS is in full compliance with all of its obligations under this Agreement, the Office, within ten (10) days of the expiration of twenty-four (24) months from the execution of this Agreement, will seek dismissal with prejudice of the criminal complaint filed pursuant to paragraph 2. Except as otherwise provided herein, during and upon the conclusion of the term of this Agreement, the Office agrees that it will not prosecute BMS further for the matters that have been the subject of the Office’s investigation relating to this Agreement.

42. BMS agrees that, if it sells or merges all or substantially all of its business operations as they exist as of the date of this Agreement to or into a single purchaser or group of affiliated purchasers during the term of this Agreement, it shall include in any contract for sale or merger a provision binding the purchaser/successor to the obligations described in this Agreement.

43. It is understood that this Agreement is limited to BMS and the Office on behalf of the U.S. Department of Justice and cannot bind other federal, state or local authorities. However, the Office will bring this Agreement and the cooperation of BMS and its compliance with its other obligations under this Agreement to the attention of other prosecuting offices, if requested to do so.

44. This Agreement constitutes the full and complete agreement between BMS and the Office and supersedes any previous agreement between them. No additional promises, agreements, or conditions have been entered into other than those set forth in this Agreement, and none will be entered into unless in writing and signed by the Office, BMS’s counsel, and a duly authorized representative of BMS. It is understood that the Office may permit exceptions to or excuse particular requirements set forth in this Agreement at the written request of BMS or the Monitor, but any such permission shall be in writing.

AGREED TO:

/s/ Mary Jo White / /s/ Lorin L. Reisner	/s/ Christopher J. Christie
Bristol-Myers Squibb Company	Christopher J. Christie
United States Attorney
District of New Jersey

Date: June 15, 2005	Date: June 15, 2005

APPENDIX A - STATEMENT OF FACTS

Bristol-Myers Squibb Company (“BMS” or the “Company”) is a Delaware corporation with offices in New Jersey and one of the world’s leading producers of pharmaceuticals and health care products. For 2000, BMS reported sales of $18.216 billion and net earnings of $4.711 billion. For 2001, BMS reported sales of $19.423 billion and net earnings of $5.245 billion. The great majority of BMS’s sales and earnings in 2000 and 2001 were from sales of pharmaceutical products.

BMS is a publicly traded corporation, the common stock of which is listed on the New York Stock Exchange. BMS’s shareholders are located throughout the United States, including in the District of New Jersey.

Wholesaler Sales & Channel Stuffing

BMS manufactures pharmaceutical products and distributes those products through wholesalers. In 2000 to 2001, four U.S. wholesalers handled the distribution of approximately 85% of BMS’s U.S. pharmaceutical products. These wholesalers delivered BMS pharmaceutical products to thousands of independent pharmacies, retail chains, hospitals and other health care providers across the country. Wholesalers generally purchased product at least sufficient to meet the demand of these retail businesses.

In 2000 to 2001, BMS regularly used financial incentives to spur wholesalers to buy product in excess of prescription demand, so that BMS could report higher sales and earnings. This practice, which is commonly known as “channel stuffing,” was also referred to as “sales acceleration” or “trade loading.”

BMS used a variety of financial incentives to spur wholesalers to buy and hold additional product in excess of prescription demand. The financial incentives included:

(a) pre-price increase buy-ins - allowing wholesalers to purchase product in advance of a BMS price increase for the product;

(b) “extended datings” of invoices - extending the due date for the wholesaler’s payment beyond the usual thirty days;

(c) additional early payment discounts - discounts beyond those customarily offered to wholesalers for paying early for product; and

(d) “future file” purchases - allowing wholesalers to buy at an old, lower price, even after a price increase had become effective.

1

Growth of Excess Inventory

Channel stuffing in 2000 to 2001 resulted in “excess inventory” at the wholesalers, because the wholesalers took on more inventory than the amount needed to meet anticipated demand. In the absence of sales incentives or investment purchases, a wholesaler’s “normal” inventory level was generally in the approximate range of three weeks’ to one month’s supply of a mature prescription drug.

The process of reducing excess inventory to levels closer to normal was often called a “workdown,” and generally involved selling less than demand during the workdown period. High levels of excess inventory were therefore likely to have an adverse effect on future sales.

Double-Double, Mega-Double and “Top Down” Budgeting

In 1994, BMS announced what became known as the “Double-Double” goal: to double BMS’s sales, earnings and earnings per share (“EPS”) in a seven year period. The Double-Double required average compound annual growth of approximately 10%. The last year of the Double-Double was 2000, and at the end of the year BMS announced that it had achieved the doubling of earnings and EPS, and that it “virtually” doubled its sales since 1993.

In September 2000 BMS announced the “Strategy for Growth,” which incorporated what became known as the “Mega-Double” goal, a plan to double year-end 2000 sales and earnings by the end of 2005, a five-year period. Achievement of the Mega-Double required average compound annual growth of nearly 15%.

The Double-Double and Mega-Double goals were accompanied by what was known as a “top-down” budget process. BMS set aggressive sales and earnings budget targets for the Company and its business units, consistent with the Double-Double and Mega-Double goals.

Earnings Guidance and Estimates

The management of many public companies, including BMS, provided “guidance” to the investing public regarding the expected performance of the business, including EPS, for upcoming quarters and years. In 2000 and at least until December 13, 2001, BMS advised the investing public through its guidance that it expected performance consistent with the Double-Double and Mega-Double.

Relying in part on a company’s guidance, professional securities analysts then made public their own estimates of the company’s expected performance. These “earnings estimates” or “analyst expectations”—which when averaged were referred to as the “consensus estimates”—were closely followed by investors.

By 2000, BMS had met or exceeded analysts’ consensus estimates for at least twenty-four (24) straight quarters, and this consistency was part of the company’s public image. BMS understood that its failure to meet or exceed the consensus estimates for a quarter likely would result in a decrease in the company’s stock price.

2

SEC Reporting

As a public company, BMS was required to comply with the rules and regulations of the United States Securities and Exchange Commission (SEC). The SEC is an independent agency of the United States government which was charged by law with maintaining honest and efficient markets in securities. The SEC’s rules and regulations were designed to protect members of the investing public by, among other things, ensuring that a company’s financial information was accurately disclosed to the investing public.

Under the SEC’s rules and regulations, BMS and its officers were required to submit quarterly reports on Form 10-Q and annual reports on Form 10-K which included financial statements that accurately presented BMS’s financial condition and the results of its business operations. Federal law further required the data in these reports to be truthful and consistent with the underlying facts and required the accounting treatments employed in these reports to be consistent with generally accepted accounting principles (“GAAP”).

Federal law also required that the Forms 10-Q and 10-K include a section entitled Management’s Discussion and Analysis (“MD&A”) containing additional information about the company’s financial condition and operations. MD&A must contain any material information necessary to make the accompanying financial statements not misleading. The purpose of MD&A was to give investors an opportunity to look at the company through the eyes of management, and understand the company’s prospects for the future. MD&A is required to focus on material events and uncertainties known to management that would cause reported financial information not to be necessarily indicative of future operating results or of future financial condition.

Press Releases and Conference Calls

After the end of each quarter, BMS made public announcements about its sales, earnings and business operations generally. The company issued press releases which described sales performance, overall and by product, and held conference calls for analysts regarding the performance of the business. In preparation for the conference calls, senior BMS executives met and discussed issues expected to arise and how to respond to those issues.

The Scheme to Defraud

“Making the Numbers”

BMS promoted a corporate culture in which meeting or exceeding company budget targets and the consensus estimates was considered mandatory. Achieving these goals was known as “making the numbers” or “hitting the numbers.” Meeting internal BMS budget targets generally also resulted in sales and earnings that met or exceeded the consensus estimates.

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To this end, BMS set aggressive internal sales and earnings targets for 2000, 2001 and earlier periods that would enable the company to hit the widely-touted Double-Double and Mega-Double goals. Every quarter, and at year-end, BMS pressured lower-level employees to meet their budget targets. Certain employees who suggested that the company’s budget targets were too aggressive or expressed doubts that they could make the numbers were transferred or demoted.

In the late 1990s, BMS’s use of channel stuffing and the accompanying build-up of excess inventory at the wholesalers caused concern among several BMS executives, and during 1999 the Company made some effort to reduce or slow the growth of excess inventory. At the end of 1999, however, senior management refused to accept a proposed BMS budget that would have missed the Double-Double goal, and reassigned the senior executive responsible for the budget proposal. No serious or systematic effort to work down inventory was adopted or undertaken by BMS during the period 2000 to 2001.

Throughout 2000 and 2001, BMS used channel stuffing to boost its sales and artificially inflate its earnings, which enabled BMS to make its numbers and report results consistent with the Double-Double and Mega-Double. This use of channel stuffing to boost sales and earnings, and the resulting steadily increasing levels of excess inventory at the wholesalers, was concealed from the investing public, and was not disclosed to BMS’s external auditors and Board of Directors. Without channel stuffing, BMS would have missed its budget targets and the consensus estimates.

Manipulation of Corporate Reserves

BMS regularly set aside funds in “reserve” accounts, to be used for costs related to events such as corporate acquisitions, divestitures or restructuring. Under GAAP, reserves were to be based on good-faith estimates of costs that were reasonably likely to occur. BMS was not permitted to establish reserves that were not based on good-faith estimates of reasonably likely future costs, or to carry excess amounts in its reserve accounts for future use. BMS was not permitted to use reserves to increase revenue in the future or for expenses not related to the purpose for which the funds were originally set aside.

BMS maintained a “reserve schedule” showing available funds from BMS’s improperly-established reserves, as well as excess amounts from other reserves. BMS used funds from the reserve schedule for improper purposes, in particular to boost BMS revenue when the company needed additional income to hit the consensus estimates.

Deliberate Rebate Under-Accrual

BMS expected, at the time it sold its products, that at a later time it would have to pay rebates in connection with a portion of those sales. These rebates included Medicaid, “prime vendor” and “managed health care” rebates. Because BMS sold its products to wholesalers, there was a period of time — a “lag”— between the time of sale and when BMS received and paid the rebate claims. In keeping with GAAP, BMS was required to set aside funds to pay for expected rebates at the time it booked revenue from its sales.

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As BMS’s excess inventory at the wholesalers grew in 2000 and 2001, BMS imposed accounting policies and procedures which caused BMS not to accrue for the rebate liabilities for excess inventory. These policies were inconsistent with GAAP and resulted in an under-accrual in BMS’s rebate accounts.

Throughout 2000 and 2001 BMS finance staff used an artificially low lag period of six months to estimate accrual balances, even as the excess inventory at the wholesalers grew steadily. By deviating from GAAP and intentionally under-accruing in the Medicaid rebate account, BMS hid the growth of excess inventory and made BMS’s sales figures look stronger than they actually were.

Closing Budget Gaps Through Channel Stuffing and Improper Accounting

In 2000 and 2001, BMS often approached the end of a quarter with a gap between actual sales and earnings and the level of sales necessary to hit the company’s budget targets. BMS used channel stuffing to make up the company’s sales and earnings shortfalls and close the gap. This practice led to a steady increase in excess inventory at the wholesalers.

At various times during a quarter or at quarter-end, in order to supplement the revenue from channel stuffing activity, BMS used funds from improperly-established reserves to bolster income and enable BMS to hit its earnings targets and the consensus estimates.

In every quarter in 2000 and 2001, BMS publicly announced that it had met or exceeded the consensus estimates. BMS would not have been able to make its numbers without channel stuffing and improper accounting measures. BMS did not disclose to the investing public that its success in makings its numbers was due to channel stuffing and improper accounting measures.

False and Misleading Disclosure

In 2000 and 2001, BMS did not disclose the nature or extent of the company’s channel stuffing in its 10Ks and 10Qs or in its quarterly press releases and analyst conference calls. For example, BMS did not disclose:

(a) the use of financial incentives to the wholesalers to generate sales in excess of demand;

(b) the use of sales in excess of demand to close budget gaps and hit budget targets;

(c) the level of excess inventory at the wholesalers; and

(d) the amount that excess inventory increased each quarter in 2000 and 2001.

Items (a) through (d) above constituted information reasonably likely to have a material effect on BMS’s financial condition or results of its business operations. Failure to disclose this information deprived the investing public of information regarding BMS’s past performance and future prospects. Further, in addition to omitting material information, BMS made or caused others to make or permitted false and misleading statements of material fact on the quarterly analyst conference calls and in the company’s SEC filings.

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